Exhibit 10.22

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 1 of 6

AGREEMENT FOR DIRECT RESPONSE SERVICES

THIS Agreement (“Agreement”) is made as of January 12, 2007, by and between InPulse Response Group, Inc., an Arizona corporation (“InPulse”), and Valcent Products Inc. located at 1057 Doniphan Park Circle, Suite H, El Paso, Texas 9922 the entity whose signature is below (“Client”), for the furnishing of Services related to Client’s direct response marketing campaigns.

1.
InPulse Responsibilities -- InPulse will provide live operators and recorded telephone answering services to third party consumers who are identified by Client through Client’s direct response marketing campaign as set forth in this Agreement and in the manner and method identified in separate addendums to this Agreement (the ”Services”). Each such addendum will outline the pricing associated with Client’s campaign and may contain additional Services detail. InPulse’s responsibilities in providing Services may include:

A.	Inbound calls
Receive telephone calls from consumers generated by Client’s advertising and promote and sell the Client’s product and services by using scripts pre-approved by Client. InPulse shall not cross sell or up sell any products unless first approved by Client. InPulse shall receive inbound calls twenty-four (24) hours a day, seven (7) days a week, fifty-two (52) weeks a year.
B.	Outbound calls
Generate outbound telephone calls to Client’s list(s) to promote and sell approved products and/or services by using scripts pre-approved by Client. InPulse shall not cross sell or up sell any products unless first approved by Client.
C.	Scripts
Implement, in conjunction with and subject to the approval of Client, sales scripts for InPulse sales representatives to use in the selling of the product and authorized cross sells and up sells. All sales scripts will be submitted to Client for review for accuracy and completeness and will not be used unless Client has approved them in writing.
D.	Contact Person
InPulse shall designate one (1) primary contact to the Client account who will be available during regular business hours (9:00 a.m. to 5:00 p.m. Pacific time) and InPulse will assign an alternate contact for the Client account when the primary contact is not present and readily accessible.
E.	Monitoring
InPulse will monitor its telephone operators’ performance on a regular basis for quality assurance purposes. InPulse will record and archive all sales verifications and shall keep all such recordings for a minimum of two years from the inception date of each recording. For purposes of this provision, the sales verification portion of the call shall include disclosure of all material terms of the product offer and the customer’s acceptance of the offer.
F.	Data Transmission
InPulse agrees to transmit all completed orders for Client’s campaign to Client (or Client’s designee) in the format reasonably requested by Client. This format shall be mutually agreed upon prior to beginning a campaign and will require Client approval before campaign begins. InPulse will not be responsible or liable for any costs relating to any checking or credit card accounts, or any related fees and taxes. Client shall be responsible for establishing policies and rules for the collection and payment of shipping charges, handling charges, insurance charges, and all state and local sales/transaction privilege taxes and any other applicable taxes. Client shall be responsible for the reporting and payment of all state and local sales/transaction privilege taxes and any other applicable taxes.

2.
Client Responsibilities - Client will assist and cooperate to the best of its ability with InPulse to facilitate the provision of such Services and Client agrees to provide all materials reasonably required by InPulse to perform Services, including as applicable, but not limited to: hiring profiles; scripts; program content and materials; Client or third party databases; forecasts; current process performance statistics; Client or third party software, hardware, systems, routing and network addresses and configurations; and key contacts for problem escalation (collectively the “Client Materials”). Client agrees to provide this assistance and cooperation within a 24-hour period for requests from InPulse. If Client’s products, programs, materials, goods and property are objectionable, misleading, fraudulent, prohibited by law or sexually explicit as determined by InPulse, InPulse may, upon notice to Client, immediately terminate its rendering of further Services under this Agreement without liability and Client shall be responsible for payments for those Services already provided as outlined within this Agreement.

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 2 of 6

3.
Confidentiality - Both parties recognize and mutually agree that all information regarding the other party’s proprietary technologies, services, pricing and information are confidential and proprietary, and as such, all confidential information may not be disclosed or used for any purpose whatsoever except to perform under this Agreement. All consumer information captured over the telephone (including, but not limited to, names, addresses, telephone numbers, ANI, credit card numbers) is the confidential information of Client. InPulse’s confidential information shall include, but not be limited to the trade secrets, business affairs, computer systems, software, analytical procedures, techniques, phone numbers, skills, ideas, models, and research of InPulse, its Affiliates or their employees, suppliers or agents and all technical, financial, business and analytical marketing information derived from the performance of the Services. Each party shall exclusively own its confidential information and no rights to such information are transferred by this Agreement. The confidentiality obligations of is paragraph does not apply to (i) information known or which has become public through no fault of either party, including but not limited to, information either party already had in its possession prior to the date of disclosure of such information, (ii) information either party obtains from a third party on a non-confidential basis; or (iii) any information that InPulse or Client is required by law rule or regulation to disclose(and then only after providing prior notice to the discloser).

4.
No Hire- Client, or any successor in interest to Client or any company, person or entity under control of Client, shall not employ any InPulse employee in any capacity, including subcontractor status, unless authorized in writing by InPulse. Client agrees that such action without prior written authorization from InPulse would result in significant damage to InPulse, and Client agrees to pay one times the annual compensation of the employee and any costs associated with replacing that employee as liquidated damages for its breach of this provision.

5.
Telephone Number Utilization - In the event that Client utilizes inbound telesales Services InPulse, will provide to Client inbound telephone coverage via exclusive toll-free long distance telephone numbers and Client shall direct customers to call specific telephone numbers as assigned to Client by InPulse. Client shall use these telephone numbers only during the term of the Agreement and such telephone numbers are and will remain the exclusive property of InPulse. InPulse will be responsible for completing the programming of such telephone numbers as agreed between the Client and InPulse. Upon termination of this Agreement, InPulse will terminate the Client’s right to utilize such telephone numbers. In the event that this Agreement is terminated per Paragraph 9 InPulse may direct sales consultants to inform callers on a particular telephone number that InPulse is not taking calls for such program, service or product. In such event as InPulse continues to take such calls for Client, Client shall pay InPulse a per-second charge for InPulse operators handling such calls, a charge for informational announcement time and commission per sale as defined in this or any other agreement between the parties. InPulse will not be liable to Client or any other person for direct or indirect claim, loss, injury, damage or cost sustained in connection with the termination of the Client’s right to utilize an telephone number.

In the event Client utilizes outbound teleservices, InPulse will utilize its own telecommunications services to enable the calling campaign to proceed on Client’s behalf.

6.
Payment for Services - InPulse will invoice Client for Services on a weekly basis. Payment is due 14 days from invoice date. Any amount not paid within 14 days old shall be subject to a five percent (5%) late fee. Furthermore, any amount that is not paid within fourteen (14) days will accrue interest at 1.5% per month, or the maximum allowable by law. Payment of InPulse’s invoices is neither dependent upon Client’s collection from customers nor dependent on Client’s customer returns. It is the responsibility of Client to charge and collect upon customer’s credit cards or other payment options, and to facilitate and fulfill customer orders promptly. Based on the information provided by Client and InPulse’s account analysis, InPulse will establish a credit limit for Client. InPulse may require a security deposit prior to initiating Services. If Client exceeds the established credit limit, the amount above the credit limit is immediately due and payable. If Client is unable to resolve any credit issue to the satisfaction of InPulse, InPulse may immediately terminate Services for Client and terminate Client’s right to utilize any telephone number belonging to InPulse. At InPulse’s option, InPulse may continue to take orders but hold them from fulfillment until such time as the credit condition is removed by mutual agreement. If there remain unencumbered funds following completion of Client’s projects and Client has paid all outstanding invoices, InPulse will refund any balance of the security deposit within fourteen (14) days of request by Client.

Client Shall be responsible for, and shall promptly pay, all sales taxes, service taxes, use taxes, fees or charges levied or assessed by any governmental authority or agency thereof as a result of this Agreement or the Services to be provided to Client thereunder except taxes levied or assessed on the net income or profit of InPulse.

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 3 of 6

7.
Program Pricing - InPulse shall provide to Client the specific charges and fees for each requested Service as defined in attached addendums. InPulse reserves the right to modify these charges on the basis of a requested change in Services by Client.

8.
Duration and Termination - This Agreement will be in effect for a period of one (1) year from the date of this Agreement, with an automatic renewal on an annual basis. Both parties reserve the right to terminate this Agreement by providing thirty (30) days written notice to the other party, provided however, the terms and conditions of this Agreement shall remain in full force and effect regarding any unfulfilled obligations of either party.

9.	Representations and Warranties -

A.
Each party represents and warrants to the other that such party’s execution and performance of this Agreement will not violate any provision of law, rule, regulation, order, permit or license to which such party is subject or pursuant to which such party conducts its business, and that each party will comply with all laws, rules, regulations, orders, permits or licenses pursuant to which such party conducts its business, including without limitation compliance with all consumer protection laws applicable to any product or service offered by such party.

B.
Client represents and warrants: (i) that the Client Materials, all representations to be made by InPulse to callers as a part of Client's programs, and, if applicable, the content and nature of all promotions and advertising to induce calls to Client's programs will be in compliance with laws, rules, regulations, orders, permits, agreements, or licenses; and (ii) Client is solely responsible for the content and rights to use the Client Materials and InPulse’s use of the Client Materials shall not violate the rights of any third party or any law, rule or regulation. Client specifically acknowledges and agrees that InPulse has not and is not expected to provide Client with any analysis, interpretation or advice regarding the compliance of any aspect of Client's Materials or program with any laws, regulations guidelines or third party rights.

10.
Assignment -- InPulse may delegate or assign this Agreement, any portion thereof, or any duties under this Agreement at its discretion, at any time. Any such delegation or assignment shall provide that the assignees are subject to all the terms and conditions set forth in this Agreement.

11.
Inability to Perform - In the event that, due to circumstances beyond InPulse’s control, (including but not limited to labor disturbances, strikes, lockouts, failure of a carrier to provide lines of service, Government regulations or interference, accidents, fires, explosions, acts of terrorism or any similar interruption beyond InPulse’s reasonable control) InPulse is unable to provide Services, InPulse’s obligations under this Agreement will be suspended until such time as Services can be restored. However, that inability will not absolve Client of its responsibilities under this Agreement, including payment of any outstanding invoices as due. In the event of any interruption of Services, InPulse shall attempt to restore such Services as soon as possible. InPulse will work with Client to ensure there are adequate back up and contingency plans to reroute projects to overflow telemarketing companies in order to minimize the possibility of Client losses and to maintain the program for the Client in the event of such emergencies. Client will be responsible to arrange for such overflow telemarketing companies, should Client elect to provide overflow facilities and disaster recovery in the event InPulse is unable to perform. This contingency overflow and disaster recovery will be arranged at the sole expense of the Client. Additionally, Alternative Destination Routing features or any advanced telephone network routing features requested by Client will be implemented and billed to Client at InPulse’s cost. If InPulse’s obligations are suspended pursuant to this section, InPulse will not be liable to the Client or any other person or entity for any claims or causes of action in any way arising out of or related to such suspension.

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 4 of 6

12.
Limitation of Liability - EXCEPT AS EXPRESSLY PROVIDED HEREIN, INPULSE MAKES NO EXPRESS OR IMPLIED WARRANTIES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT. PROVIDER EXPRESSLY DENIES ANY REPRESENTATION OR WARRANTY ABOUT THE ACCURACY OR CONDITION OF DATA OR THAT THE SERVICES OR RELATED SYSTEMS WILL OPERATE UNINTERRUPTED OR ERROR-FREE. CLIENT’S SOLE AND EXCLUSIVE REMEDY FOR ANY BREACH OF THIS AGREEMENT BY INPULSE SHALL BE THE RIGHT TO TERMINATE THE AGREEMENT. UNDER NO CIRCUMSTANCES SHALL INPULSE BE LIABLE TO CLIENT FOR ANY INDIRECT, EXEMPLARY, DIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR INCIDENTAL DAMAGES OR LOSS OF PROFITS GOODWILL OR DATA, OR COST OF COVER EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH. InPulse and its suppliers do not warrant the performance or results Client may obtain by using InPulse’s Services. Results may vary from time to time and neither payment for Services nor the responsibilities of Client will be relieved by any changes in the results of Clients direct marketing programs. Any and all actions or claims brought against InPulse, its suppliers or successors for breach of Agreement must be commenced within six (6) months after Client becomes aware of such cause of action or claim, or such cause of action or claim shall be forever barred. In the event of differences between the terms and conditions of this Agreement and any other agreement between the parties, the terms and conditions of this Agreement shall control.

13.	Indemnification -

A.
Client shall indemnify, defend and hold InPulse and its Affiliates and their officers, directors and employees harmless from any and all third-party claims, actions, suits, proceedings, costs, expenses, damages (including punitive, treble and enhanced damages) and liabilities, including reasonable attorneys’ fees arising out of, connected with or resulting from: (i) a breach by Client of any term of this Agreement; (ii) the Client Materials; or (iii) a claim by any customer of Client or any party called on Client’s or its customer’s behalf relating to any defect in any product or service offered by Client or any of its customers. InPulse shall indemnify, defend and hold Client and its officers, directors and employees harmless from any and all third-party claims, actions, suits, proceedings, costs, expenses, damages (including punitive, treble and enhanced damages) and liabilities, including reasonable attorneys’ fees which arise out of or result from a breach by InPulse of any term of this Agreement.

B.
The party claiming indemnification shall: (i) promptly notify the indemnifying party of any claim in respect of which the indemnity may apply; (ii) relinquish control of the defense of the claim to the indemnifying party; and (iii) provide the indemnifying party with all assistance reasonably requested in defense of the claim. The indemnifying party shall be entitled to settle any claim without the written consent of the indemnified party so long as such settlement only involves the payment of money by the indemnifying party and in no way affects any rights of the indemnified party.

14.
Entire Agreement - This Agreement constitutes the entire understanding between InPulse and Client and supersedes all negotiations, representations, prior discussions and preliminary agreements between the parties relating to the subject matter hereof. Any modification or addenda must be in writing and signed by both parties.

15.
Controlling Law - The validity, interpretation, and performance of this Agreement, will be controlled and construed under the laws of the State of Arizona. Client agrees to bring any litigation regarding this Agreement exclusively in the Maricopa County, Arizona Superior Court or the United States District Court for the District of Arizona, Phoenix Division.

16.
Further Action - InPulse and Client shall execute and deliver all documents, provide all information and take or forebear from all such action as may be necessary or appropriate to achieve the purposes of this Agreement.

17.
Severability - In the event that any provision contained herein is held to be invalid, illegal or unenforceable by any court, such provision will be deemed severable from the remainder of this Agreement, and shall not affect the remaining provisions of this Agreement.

18.
Waiver - The failure of either InPulse or Client to take affirmative action, with respect to any conduct of the other which is in violation of this Agreement, shall not be construed as a waiver of the violation or breach, nor shall it be construed or deemed to be a waiver of any rights of the parties.

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 5 of 6

19.
Publicity - Any publicity concerning the relationship established by this Agreement shall be released only upon mutual consent of both InPulse and Client. InPulse and Client agree that InPulse and/or any of its authorized representatives may use Client’s name as a reference, or as part of InPulse’s Client list, in any written or oral proposal which InPulse may make to prospective Clients, provided Client is notified prior to disclosure and that such use of this information shall not constitute a disclosure of confidential information.

20.
Counterparts; Facsimiles - This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same Agreement. This Agreement may be executed and delivered by electronic facsimile transmission with the same force and effect as if it were executed and delivered by the parties simultaneously in the presence of one another, and signatures on a facsimile copy hereof shall be deemed authorized original signatures.

InPulse Response Group, Incorporated 8970 E Raintree Dr. Suite #200 Scottsdale, AZ 85260	Valcent Products, Inc. 1057 Doniphan Park Circle, Suite H El Paso, Texas 79922
By: /s/ Steve Pittendrigh	By:

Steve Pittendrigh CEO
January 12, 2007	January 12, 2007
Date	Date

InPulse Response Group, Incorporated-Valcent Products Inc. January 12, 2007 Page 1 of 6

Exhibit A: Inbound Pricing Addendum
Campaign Name: Nova Skincare System
Client Name: Valcent Products, Inc.

Administrative Fees:
Program Set-Up Fee:	$1,500

Monthly Service Minimum:	$3,000 waived for 90 days
Any difference between actual Monthly billings (using media calendar) and the minimum will be billed to Client.
Security Deposit:	If required, after InPulse Credit Review
If required, must be paid before calls commence.
*Telemarketing Fees:
Commission per Order	Commission incentive will be 3% of the net sale, or $4.00 per basic offer, whichever is greater. Also, a $.50 commission per continuity sale will be assessed, if applicable.
Talk Time Charge	$0.0133 per second
Informational Announcement Time	$0.004 per second
Training Fees:
Specialized Training after Program Launch	$15.00 per telesales consultant, per hour
Subsequent to initial agreed upon training
Reporting/Data Transmission Fees:
Customized Reporting	$150 per customized programming hour
As requested by Client and agreed to in writing

Additional services are available upon request

* Any material change to the original offer structure (e.g. additional products, change in product pricing) may require a contract addendum defining additional and/or different Telemarketing Fees.

InPulse Response Group Inc.	Valcent Products Inc.
By: /s/ Steve Pittendrigh	By:
Steve Pittendrigh CEO
January 12, 2007	January 12, 2007
Date	Date